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EXHIBIT 6.3

Memorandum of Understanding between
Cresset International Ltd. and Lakefield Oretest Pty Ltd.

MEMORANDUM OF UNDERSTANDING

Executed today 21st April 2002 between:

Cresset International Limited, a Delaware company with offices in Cairo, Arab Republic of Egypt, hereinafter referred to as "Cresset"

And

Lakefield Oretest Pty Limited, a subsidiary of Lakefield Research Limited with address at 12 Aitken Way, Kewdale M8105, Perth, Australia A.B.N. 36060739835, hereinafter referred to as "Lakefield"

WHEREAS:

A.
Cresset has entered Into a concession agreement with the Egyptian Geological Survey & Wing Authority (°EGSMA") on behalf of the Egyptian government far the exploration and development of gold and associated minerals In the Eastern Desert In Egypt and has, with EGSMA, declared the commercial discovery of gold and silver (in the Umm Tundub mine in the Hamash locality area of the concession areas;

B.
Lakefield is a qualified company in the gold and metallurgical testing, process recoveries, design and equipment procurement;

C.
Lakefield has the knowledge and familiarity with the Umm Tundub gold mine project and has analysed the pre-prepared composite samples. from the concerned mine and has reported content of average of 5 grams of gold per ton and 300 grams of silver per ton;

        The two parties have now agreed on the joint co-operation for the development of the Umm Tundub mine in phases as well as any other areas within Cresset's concession as follows:

1.
Cresset sell acquire the services of Lakefield to conduct several activities in the first phase of the project program

        The activities to be covered in the first phase include, amongst others, the following:

  2.1
  Ore arid process testing

  2.2
  Reserves calculations and mine design

  2.3
  Design and equipment procurement, plant construction supervision. plant commissioning of mobile experimental production unit.

3.
Other phases shall be agreed between Cresset arid Lakefield after the completion of the first phase.

4
Both Cresset and Lakefield agree to sign mutual confidentiality agreements covering information shared between them in the course of Implementing the services indicated herein.

5.
As soon as practically possible, the two parties shall formalise this Memorandum into legally binding agreements covering all terms and conditions -of their cc-operation.

Cresset International Limited	Lakefield Oretest Pty Limited
/s/ [ILLEGIBLE]	/s/
Witnessed by	Witnessed by
Nazech Samani	Robert Burger
/s/	/s/ ROBERT BURGER
21/4/02

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EXHIBIT 6.3 Memorandum of Understanding between Cresset International Ltd. and Lakefield Oretest Pty Ltd.